EXHIBIT 99.1

PRESS RELEASE	February 23, 2022

Century Casinos Enters into Definitive Agreement to Acquire Nugget Casino Resort in Nevada

Colorado Springs, CO – February 23, 2022 – Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) (“Century Casinos”  or the “Company”), announced that it entered into a definitive agreement to acquire 50% of Smooth Bourbon, LLC (“PropCo”) and 100% of Nugget Sparks, LLC (“OpCo”) dba Nugget Casino Resort (“Nugget”) from Marnell Gaming, LLC for $195 million. The Company will also have a five-year option to purchase the remaining 50% of PropCo for $105 million plus 2% per annum.

The Company will purchase its 50% interest in PropCo for $95 million, which represents a capitalization rate of 7.9% based on preliminary 2021 numbers. PropCo owns the land and building underlying the Nugget and will enter into a lease of the property to OpCo for an annual rent of $15 million. Following required approvals from the Nevada Gaming Commission, the Company will purchase 100% of OpCo for $100 million, which represents an implied earnings before interest, taxes, depreciation and amortization, as adjusted (“Adjusted EBITDA”)* before pro forma rent expense, multiple of 5.6x based on preliminary 2021 numbers. The estimated multiple excludes any potential cost synergies and operational improvements. The acquisition of OpCo is expected to meaningfully enhance the Company’s free cash flow as well as be immediately accretive to earnings.

In connection with the acquisition, Goldman Sachs Bank USA has provided a commitment letter for $350 million in senior secured term loan financing to support the acquisition, refinance Century Casinos’ existing debt and for general corporate purposes and a $30 million senior secured revolving credit facility. On a pro forma basis upon acquisition of OpCo, the Company anticipates net leverage to be approximately 3.0x.

“We have been looking at entering the Reno market for a long time, and we believe the Nugget is a perfect fit for our portfolio. We look forward to welcoming the great team at the Nugget to Century Casinos,” Erwin Haitzmann and Peter Hoetzinger, Co-Chief Executive Officers of Century Casinos remarked. “We believe there is a lot of upside to this transaction and that we identified some areas of improvement to continue the Nugget’s growth. We expect the Nugget to seamlessly integrate and provide added synergies for Century Casinos’ US portfolio,” they concluded.

Nugget Casino Resort is located in Sparks, Nevada, conveniently located on Interstate 80 with easy access from Reno-Tahoe International Airport (approximately three miles). The full-service resort includes a large gaming floor, two hotel towers, 110,000 square feet of convention space, a 8,555 seat outdoor amphitheater, a wide variety of casual and fine dining options in addition to several on-site bars and lounges, and a 5-story 1,200 space parking garage and additional 1,272 parking spaces. The property consists of 50,200 square feet of casino space, 859 slot machines, 29 table games, 1,382 hotel rooms and seven dining venues. The Nugget Casino Resort had net operating revenue of $100.4 million and Adjusted EBITDA* of $32.8 million based on preliminary results for the year ended December 31, 2021.

*Adjusted EBITDA is a Non-US GAAP financial measure. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

EXHIBIT 99.1

The Reno-Sparks area is famous for its casinos but is also known as a destination for outdoor recreation with proximity to Lake Tahoe and several ski resorts. It has attracted leading technology and manufacturing companies including Google, Tesla, Switch, Amazon and Apple. The economy is diversifying into a broader base that spans healthcare, entrepreneurial startups and technology-based industries, and the area currently has an unemployment rate below 3%.

Upon closing of the OpCo acquisition, the Company’s North American portfolio will increase to 10 casinos that include 6,700 gaming machines and 140 table games. On a pro-forma basis, the Company expects to generate 94% of its Adjusted EBITDA* from its North American casinos.

The PropCo transaction and the financing are expected to close early in the second quarter of 2022. The OpCo acquisition is expected to close within one year after the PropCo transaction, subject to required approvals of the Nevada Gaming Commission. Closing of both transactions is subject to customary closing conditions.

Goldman Sachs & Co. LLC served as sole financial advisor to Century Casinos in connection with the acquisition.

Supplemental Information:

The Company defines Adjusted EBITDA as net earnings (loss) attributable to Century Casinos, Inc. shareholders before interest expense (income), net, income taxes (benefit), depreciation and amortization, non-controlling interests net earnings (loss) and transactions, pre-opening expenses, acquisition costs, non-cash stock-based compensation charges, asset impairment costs, (gain) loss on disposition of fixed assets, discontinued operations, (gain) loss on foreign currency transactions, cost recovery income and other, gain on business combination and certain other one-time transactions. Expense related to the Company’s Master Lease and Century Downs Racetrack and Casino land lease is included in the interest expense (income), net line item. Intercompany transactions consisting primarily of management and royalty fees and interest, along with their related tax effects, are excluded from the presentation of net earnings (loss) attributable to Century Casinos, Inc. shareholders and Adjusted EBITDA reported for each segment. Non-cash stock-based compensation expense is presented under Corporate and Other as the expense is not allocated to reportable segments when reviewed by the Company’s chief operating decision makers. Not all of the aforementioned items occur in each reporting period, but have been included in the definition based on historical activity. These adjustments have no effect on the consolidated results as reported under US GAAP. Adjusted EBITDA is not considered a measure of performance recognized under US GAAP. Management believes that Adjusted EBITDA is a valuable measure of the relative performance of the Company and its properties. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above-mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue and the often high cost of acquiring existing operations. Adjusted EBITDA is used by the Company’s lending institution to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies within the gaming industry. With respect to OpCo and the Nugget Casino Resort, Adjusted EBITDA also excludes one-time bonuses paid to OpCo employees related to the COVID-19 pandemic and rent expense, and the Adjusted EBITDA multiple described above also excludes pro forma rent expense payable by OpCo to PropCo.

EXHIBIT 99.1

The table below provides a reconciliation of OpCo Adjusted EBITDA to Net Earnings.

For the year ended
December 31, 2021(1)
Net earnings	$16.0
Interest expense (income), net	0.9
Depreciation and amortization	13.9
Management fees	1.0
One time bonus	0.7
Rent expense	0.3
Adjusted EBITDA	$32.8

(1)	Preliminary and unaudited.

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada; the Century Casino in Cape Girardeau and Caruthersville, Missouri, and in St. Albert, Alberta, Canada; Mountaineer Casino, Racetrack & Resort in New Cumberland, West Virginia; and the Century Mile Racetrack and Casino in Edmonton, Alberta, Canada. Through its Austrian subsidiary, Century Resorts Management GmbH, the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of eight casinos throughout Poland; and a 75% ownership interest in Century Downs Racetrack and Casino in Calgary, Alberta, Canada. The Company has an agreement to operate two ship-based casinos. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

EXHIBIT 99.1

This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan,” “target,” “goal,” or similar expressions, or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the transaction, as well as Century Casinos’ plans, objectives, expectations, intentions, and other statements relating to cash flow and operating results, a new credit facility and debt repayment; the possibility that the transaction does not close when expected or at all because conditions to closing are not satisfied on a timely basis or at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from forward-looking statements include, among others, risks described in the section entitled “Risk Factors” under Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and in subsequent periodic and current SEC filings the Company may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.